EXHIBIT 4.7

CERTIFICATE OF ELIMINATION OF

SERIES C 24% CUMULATIVE PREFERRED STOCK AND

SERIES D 24% CUMULATIVE PREFERRED STOCK

OF

VIRAGEN INTERNATIONAL, INC.

Viragen International, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware,

Does hereby certify:

FIRST: That the Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on November 4, 1985, pursuant to which, as amended, the Corporation has been authorized to issue 2,500,000 shares of Preferred Stock, par value $0.01 per share. The Preferred Stock may be issued by resolutions of the Company’s Board of Directors from time to time without any action of the stockholders. Pursuant to such authorization, the Company has authorized 18,000 shares of its Series C 24% Cumulative Preferred Stock (the “Series C Preferred Stock”) and 15,000 shares of its Series D 24% Cumulative Preferred Stock (the “Series D Preferred Stock”).

SECOND: That the Board of Directors of the Corporation has duly adopted resolutions setting forth the proposed elimination of various Series of Preferred Stock of the Corporation has hereafter provided.

RESOLVED:	that the Corporation does hereby eliminate the authorization and designation of the Series C Preferred Stock inasmuch as no shares of such Series are issued and outstanding;

RESOLVED:	that the Corporation does hereby eliminate the authorization and designation of the Series D Preferred Stock inasmuch as no shares of such Series are issued and outstanding;

RESOLVED:	that a Certificate of elimination be executed which shall have the effect, when filed and recorded in the State of Delaware, of eliminating from the Certificate of Incorporation the authorization for the Series C Preferred Stock and the Series D Preferred Stock hereinabove described.

THIRD: In accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation is hereby amended to eliminate the authorization for the Series C Preferred Stock and the Series D Preferred Stock.

IN WITNESS WHEREOF, Viragen, Inc. has caused this Certificate of Elimination to be signed by Dennis W. Healey, its Executive Vice President/CFO, this 11th day of December 2006.

VIRAGEN INTERNATIONAL, INC.

By:	/s/ Dennis W. Healey
Dennis W. Healey
Executive Vice President/CFO